Exhibit T3A-1

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

CARAUSTAR INDUSTRIES, INC.

1. The name of the corporation is Caraustar Industries, Inc.

2. The address of the current registered office of the corporation is 1900 Independence Center, 101 North Tryon Street, Charlotte, Mecklenburg County, North Carolina 28246, and the name of its current registered agent at such address is Robert G. Griffin.

3. The number of shares the corporation is authorized to issue is 65,000,000, divided into classes as follows:

Class of Shares	Authorized Number	Par Value Per Share

Common	60,000,000	$.10

Preferred	5,000,000	$.10

The preferences, limitations and relative rights of the shares of each class are as follows:

(a)	Common Shares

The Common Shares shall be entitled to one vote per share and to all other rights of shareholders subject only to any rights granted to Preferred Shares under subparagraph (b) of this Article 3.

(b)	Preferred Shares

The Preferred Shares may be issued in one or more series with such designations, preferences, limitations and relative rights as the board of directors may determine from time to time in accordance with applicable law.

4. The shareholders of the corporation shall have no preemptive right to acquire additional shares of the corporation.

5. Directors of the corporation may be removed only for cause.

6. To the fullest extent permitted by the North Carolina Business Corporation Act as it exists or may hereafter be amended, no person who is serving or who has served as a director of the corporation shall be personally liable to the corporation or any of its shareholders for monetary damages for breach of duty as a director. No amendment or repeal of this article, nor the adoption of any provision to these Articles of Incorporation inconsistent with this article, shall eliminate or reduce the protection granted herein with respect to any matter that occurred prior to such amendment, repeal, or adoption.

This the 16th day of September, 1992.

CARAUSTAR INDUSTRIES, INC.

By:	Thomas V. Brown
Thomas V. Brown, President
and Chief Executive Officer